Exhibit 99.1
Denali Therapeutics Reports Third Quarter 2026 Financial Results and Business Highlights

•AVLAYAH® (tividenofusp alfa-eknm) net product revenue accelerated to $17.8 million in its second full commercial quarter

•Continued growth expectations drive Q4 2026 net product revenue guidance of $30.0 million to $32.0 million

•AVLAYAH recognized as the “Best Biotechnology Product” of 2026 by The Galien Foundation

•Zafinofusp alfa advancing as Denali’s second potential product, with BLA submission on track for 2027 seeking accelerated approval for Sanfilippo syndrome type A (MPS IIIA)

•Five TransportVehicle™ (TV) programs expected to generate data in 2027: zafinofusp alfa (ETV:SGSH), DNL593 (PTV:PGRN), DNL628 (OTV:MAPT), DNL921 (ATV:Abeta) and DNL952 (ETV:GAA)

•Q3 2026 net income of $70.1 million included a one-time $194.0 million net gain on the sale of a Priority Review Voucher, bringing cash, cash equivalents and marketable securities to $1.0 billion

•Conference call and webcast today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif. – November 3, 2026 – Denali Therapeutics Inc. (Nasdaq: DNLI) today reported financial results for the third quarter ended September 30, 2026, and provided business highlights.

“Families and physicians are telling us that AVLAYAH is making a difference for children with Hunter syndrome, and the results this quarter reflect that,” said Ryan Watts, Ph.D., Chief Executive Officer of Denali Therapeutics. “The positive responses to AVLAYAH across patients, physicians and payers, and our team’s strong commercial execution, show what is possible for our TransportVehicle portfolio. We are applying what we have learned from developing and launching AVLAYAH as we work with urgency to bring zafinofusp alfa to families affected by Sanfilippo syndrome type A, who need treatment options designed to address disease in the brain and body. We look forward to sharing the Phase 1/2 data, which will support a BLA submission in 2027 as planned. Next year we also expect data from our TransportVehicle programs in Alzheimer’s disease, FTD-GRN and Pompe disease as we build on this momentum across our pipeline of blood-brain barrier therapeutics.”
Third Quarter 2026 and Recent Program Updates
COMMERCIAL PRODUCT
AVLAYAH for Hunter syndrome (MPS II)

AVLAYAH (tividenofusp alfa-eknm) is the first and only U.S. Food and Drug Administration (FDA)-approved medicine in the emerging class of biotherapeutics that leverage the transferrin receptor to cross the blood-brain barrier. Enabled by Denali's Enzyme TransportVehicle™ (ETV), AVLAYAH is an enzyme replacement therapy designed to systemically deliver iduronate 2-sulfatase (IDS) throughout the body, including the brain. AVLAYAH received accelerated approval for the treatment of neurologic manifestations of Hunter syndrome (mucopolysaccharidosis type II, or MPS II) when initiated in presymptomatic or symptomatic pediatric patients weighing at least 5 kg prior to advanced neurologic impairment.

AVLAYAH's U.S. launch gained significant momentum, driven by strong demand from families across the eligible patient population, physicians committed to treating their patients and rapidly expanding payer coverage. Key launch results include:

•$17.8 million in AVLAYAH net product revenue in the second full quarter of commercial availability.

•Coverage now exceeds 70% of U.S. commercial lives, up from more than 50% in the prior quarter, and 20 state Medicaid programs have published coverage of AVLAYAH.

•A permanent J-code became effective October 1, 2026, streamlining billing and reimbursement for treatment centers.

•Fourth-quarter 2026 net product revenue is expected to be $30.0 million to $32.0 million.

Denali also completed enrollment of Cohort B, for a total enrollment of 65 participants across Cohorts A and B, in the global Phase 2/3 COMPASS study. This is an important step toward generating confirmatory evidence, expanding the U.S. label to adult patients and supporting future global regulatory submissions. Data from the COMPASS study are expected in the first half of 2028.

CLINICAL PROGRAMS

Lysosomal Storage Diseases

Zafinofusp alfa (DNL126; ETV:SGSH) for Sanfilippo syndrome type A (MPS IIIA)

Zafinofusp alfa is an investigational ETV-enabled enzyme replacement therapy designed to systemically deliver N-sulfoglucosamine sulfohydrolase (SGSH) throughout the body, including the brain, for the treatment of Sanfilippo syndrome type A. In the third quarter, the Phase 1/2 study completed the prespecified treatment duration for the primary endpoint. The study enrolled a total of 20 participants across the pediatric age range. A Biologics License Application (BLA) submission in 2027 seeking accelerated approval is on track.

Preliminary data from dose-finding cohorts in the ongoing Phase 1/2 study of zafinofusp alfa, presented at WORLDSymposium 2026, showed mean reductions across age groups of 80% and 83% at week 49 in the key disease biomarkers cerebrospinal fluid heparan sulfate (CSF HS) and urine HS, respectively, including normalization of CSF HS in some participants and normalization of liver volume in all assessed participants.

Denali plans to present additional data from the Phase 1/2 study at a medical congress in the first quarter of 2027. Start-up activities are underway for a global Phase 3 confirmatory study.

DNL593 (PTV:PGRN) for FTD-GRN

DNL593 is an investigational Protein TransportVehicle™ (PTV)-enabled protein replacement therapy designed to systemically deliver progranulin (PGRN) across the blood-brain barrier for the treatment of granulin (GRN)-related frontotemporal dementia (FTD-GRN). In August 2026, the FDA granted Orphan Drug Designation to DNL593 for FTD-GRN, underscoring the significant unmet need facing individuals affected by this disease. Enrollment in the Phase 1/2 study of DNL593 is complete with a total of 40 participants with FTD-GRN. Data are expected in the first half of 2027.

DNL952 (ETV:GAA) for Pompe disease

DNL952 is an investigational ETV-enabled enzyme replacement therapy designed to systemically deliver acid alpha-glucosidase (GAA) to muscle tissue and the brain by crossing the blood-brain barrier for the treatment of Pompe disease. The current standard of care is enzyme replacement therapy. Progressive motor weakness, respiratory failure and neurologic symptoms remain unmet needs. The Phase 1 study of DNL952 is enrolling participants with late-onset Pompe disease (LOPD), and initial clinical data are expected in 2027.

Alzheimer's Disease

DNL628 (OTV:MAPT) for Alzheimer's disease

DNL628 is an investigational Oligonucleotide TransportVehicle™ (OTV)-enabled antisense oligonucleotide designed for systemic delivery across the blood-brain barrier to reduce tau by targeting the MAPT gene for the treatment of Alzheimer’s disease. Initial clinical biomarker data from the ongoing Phase 1b study of DNL628 in participants with Alzheimer’s disease are expected in the first half of 2027.

DNL921 (ATV:Abeta) for Alzheimer's disease

DNL921 is an investigational Antibody TransportVehicle™ (ATV)-enabled antibody designed for systemic delivery across the blood-brain barrier to target amyloid plaques in Alzheimer's disease. Safety and clinical proof-of-concept data from the ongoing Phase 1/1b study of DNL921 in healthy volunteers and participants with Alzheimer's disease are expected in 2027.

Parkinson’s Disease

DNL151 (LRRK2 inhibitor) for Parkinson's disease
DNL151 is an investigational small molecule inhibitor of leucine-rich repeat kinase 2 (LRRK2) for the treatment of Parkinson’s disease. Denali is conducting the Phase 2a BEACON study in participants with LRRK2-positive Parkinson’s disease, with data expected in the first half of 2027.

IND-ENABLING STAGE PROGRAMS

Denali has multiple additional programs in the investigational new drug (IND)-enabling stage, including DNL111 (ETV:GCase) for Parkinson's disease and Gaucher disease; DNL622 (ETV:IDUA) for MPS I; and DNL422 (OTV:SNCA) for Parkinson's disease.

Corporate Updates

In October, Denali announced that AVLAYAH was recognized as the “Best Biotechnology Product” of 2026 by The Galien Foundation. The Prix Galien USA Awards are among the biopharmaceutical industry’s highest honors, recognizing impactful FDA-approved treatments and selected by leading scientists and physicians.

Participation in Upcoming Investor Conferences

•Stifel 2026 Healthcare Conference, November 10-12 (New York)
•UBS Global Biopharma Conference, November 16-17 (London)
•Jefferies Global Healthcare Conference, November 16-19 (London)
•9th Annual Evercore Healthcare Conference, November 30-December 2 (Coral Gables)
•J.P. Morgan 2027 Healthcare Conference, January 11-14 (San Francisco)

Third Quarter 2026 Financial Results

Net product revenue was $17.8 million for the quarter ended September 30, 2026, reflecting AVLAYAH’s second full quarter of commercial availability in the United States following FDA approval in March 2026.

Cost of goods sold was $0.2 million for the quarter ended September 30, 2026. Because manufacturing costs incurred prior to FDA approval of AVLAYAH were expensed as research and development, cost of goods sold during the initial commercialization period reflects a lower average per-unit cost as previously expensed inventory is sold.

Total research and development expenses were $106.1 million for the quarter ended September 30, 2026, compared to $102.0 million for the quarter ended September 30, 2025. The increase of approximately $4.1 million was primarily attributable to higher external research and development expenses for TV programs, partially offset by lower expenses for other research and development programs.

Selling, general and administrative expenses were $37.5 million for the quarter ended September 30, 2026, compared to $35.5 million for the quarter ended September 30, 2025. The $2.0 million increase primarily reflected higher commercial and medical affairs costs to support the AVLAYAH launch, along with higher site and personnel costs.

Intangible asset amortization was $0.8 million for the quarter ended September 30, 2026, compared to zero for the quarter ended September 30, 2025, reflecting amortization of the developed technology intangible asset recognized upon FDA approval of AVLAYAH in March 2026.

Net income was $70.1 million for the quarter ended September 30, 2026, compared to a net loss of $126.9 million for the quarter ended September 30, 2025. Net income for the quarter ended September 30, 2026, included a one-time $194.0 million net gain recognized on the sale of a Priority Review Voucher.

Cash, cash equivalents and marketable securities were approximately $1.0 billion as of September 30, 2026.

Conference Call and Webcast Information

Denali will host a conference call today, Tuesday, November 3, 2026, at 4:30 p.m. Eastern Time to discuss the third quarter financial results and provide a corporate update. The live and replayed webcast of the call will be available through Denali’s website at https://investors.denalitherapeutics.com/events. The replay of the call will be available for 90 days.

About the Denali TransportVehicle™ Platform

The blood-brain barrier (BBB) is essential in maintaining the brain’s microenvironment and protecting it from harmful substances and pathogens circulating in the bloodstream. Historically, the BBB has posed significant challenges to drug development for central nervous system diseases by preventing most drugs from reaching the brain in therapeutically relevant concentrations. Denali’s TransportVehicle™ (TV) platform is a proprietary technology designed to effectively deliver large therapeutic molecules such as antibodies, enzymes and oligonucleotides throughout the whole body, including the brain, by crossing the BBB after intravenous administration. The TV platform is based on engineered Fc domains that bind to specific natural transport receptors, such as transferrin receptor and CD98 heavy chain amino acid transporter, which are expressed at the BBB and deliver the TV and its therapeutic cargo to the brain through receptor-mediated transcytosis. In animal models, antibodies and enzymes engineered with the TV platform demonstrate more than 10- to 30-fold greater brain exposure than similar antibodies and enzymes without this technology. Oligonucleotides engineered with the TV platform demonstrate more than a 1,000-fold greater brain exposure in primates than systemically delivered oligonucleotides without this technology. Improved exposure and broad distribution in the brain may increase therapeutic efficacy by enabling widespread achievement of therapeutically relevant concentrations of product candidates. The TV platform has been clinically validated, with AVLAYAH® (tividenofusp alfa-eknm) as the first FDA-approved medicine leveraging transferrin receptor to cross the BBB.

About Denali Therapeutics

Denali Therapeutics Inc. is a biotechnology company pioneering a new class of biotherapeutics designed to cross the blood-brain barrier (BBB) using its proprietary TransportVehicle™ platform. With the first FDA-approved biologic specifically designed to cross the BBB, a clinically validated delivery platform and a growing portfolio of therapeutic candidates across all stages of development, Denali is advancing toward its goal of delivering effective medicines to transform life for people with neurodegenerative diseases, lysosomal storage disorders and other serious diseases. For more information, please visit www.denalitherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding expectations for Denali’s TransportVehicle™ (TV) platform, including the Enzyme TransportVehicle™ (ETV) franchise and its therapeutic and commercial potential; plans, timelines and expectations relating to AVLAYAH® (tividenofusp alfa-eknm) and expected revenues, including expectations regarding demand, payer coverage, and reimbursement; expectations related to the ongoing Phase 2/3 COMPASS study of tividenofusp alfa, including the timing and availability of data and the likelihood that it will generate confirmatory evidence to support continued approval, U.S. label expansion, and global regulatory submissions; plans, timelines and expectations related to zafinofusp alfa, including with respect to the ongoing Phase 1/2 study and the planned Phase 3 confirmatory study, the timing and availability of data, the timing and occurrence of a planned BLA submission, and the likelihood and timing of accelerated approval; plans, timelines and expectations related to DNL593, including the ongoing Phase 1/2 study and the timing and availability of data; plans, timelines and expectations related to DNL952 and the timing and availability of data from the ongoing Phase 1 study; plans, timelines and expectations related to DNL628, including the ongoing Phase 1b study and the timing and availability of clinical biomarker data; plans, timelines and expectations related to DNL921, including the Phase 1/1b study and the timing and availability of data; plans, timelines and expectations related to DNL151, including the timing and availability of data from the ongoing Phase 2a BEACON study; plans, timelines and expectations for IND-enabling stage programs; plans regarding participation in upcoming investor conferences; forecasts of future revenues and operating expenses; expectations regarding costs of goods sold; and statements by Denali's Chief Executive Officer. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of risks and uncertainties. These include, but are not limited to, risks arising from adverse economic conditions and their impact on Denali’s business and operations; Denali’s ability to complete the development and, if approved, the commercialization of product candidates; reliance on third-party manufacturers and suppliers for clinical trial and commercial materials; difficulties enrolling patients for ongoing and future clinical trials; potential delays or failures in meeting expected clinical trial timelines; discrepancies between preclinical, early-stage or preliminary clinical results and later-stage trial outcomes; the risk that interim or topline clinical results may not be predictive of final study results or longer-term outcomes; the risk that the FDA may not accept the data or surrogate endpoints Denali intends to use to support accelerated approval, may require additional or different studies, or may withdraw an accelerated approval if confirmatory studies do not verify clinical benefit; significant adverse events or other undesirable side effects; the uncertainty surrounding regulatory approvals required for commercialization in the U.S., Europe or other international jurisdictions, including uncertainties related to the FDA’s policies; developments relating to Denali's competitors and competing product candidates; Denali’s ability to obtain, maintain or protect intellectual property rights related to its product candidates; the implementation and success of Denali’s strategic plans for its business, product candidates and blood-brain barrier platform technology; Denali's ability to obtain additional capital to finance its operations, as needed; Denali's ability to accurately forecast future revenues and operating expenses in the current environment; quarterly variability in net product revenue and the risk that revenue growth may not continue at recent rates; and other risks and uncertainties, including those described in Denali's Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2026, its Quarterly Report on Form 10-Q filed with the SEC on August 6, 2026, and Denali’s future SEC filings. Except for AVLAYAH, Denali's product candidates are investigational, and their safety and efficacy profiles have not yet been established. Denali undertakes no obligation to update or revise any forward-looking statements, to conform these statements to actual results or reflect changes in Denali’s expectations, except as required by law.

Denali Therapeutics Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$17,778	$—	$21,382	$—
Total revenue	17,778	—	21,382	—

Operating expenses:
Cost of goods sold	192	—	285	—
Research and development	106,102	101,950	306,967	320,873
Selling, general and administrative	37,485	35,484	107,279	97,104
Intangible asset amortization	750	—	1,500	—
Total operating expenses	144,529	137,434	416,031	417,977
Loss from operations	(126,751)	(137,434)	(394,649)	(417,977)

Other income:
Gain on sale of priority review voucher, net	194,000	—	194,000	—
Interest and other income, net	2,877	10,532	14,775	33,986
Total other income	196,877	10,532	208,775	33,986
Net income (loss)	$70,126	$(126,902)	$(185,874)	$(383,991)

Net income (loss) per share:
Basic	$0.37	$(0.74)	$(0.99)	$(2.24)
Diluted	$0.37	$(0.74)	$(0.99)	$(2.24)

Weighted-average shares used in calculating net income (loss) per share:
Basic	188,387,660	172,421,492	187,452,793	171,702,183
Diluted	192,077,855	172,421,492	187,452,793	171,702,183

Denali Therapeutics Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$102,870	$205,326
Short-term marketable securities	413,326	662,553
Accounts receivable, net	18,882	—
Inventory	26,275	—
Prepaid expenses and other current assets	30,355	32,779
Total current assets	591,708	900,658
Long-term marketable securities	491,376	98,322
Property and equipment, net	47,907	52,402
Finance lease right-of-use asset	45,784	48,531
Operating lease right-of-use asset	15,612	19,002
Intangible asset, net	34,500	—
Other non-current assets	29,148	25,939
Total assets	$1,256,035	$1,144,854
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$13,700	$505
Accrued expenses and other current liabilities	81,558	97,846
Total current liabilities	95,258	98,351
Operating lease liability, less current portion	19,280	27,210
Finance lease liability, less current portion	5,449	5,532
Liability related to the revenue participation right agreement	209,661	—
Total liabilities	329,648	131,093
Total stockholders' equity	926,387	1,013,761
Total liabilities and stockholders’ equity	$1,256,035	$1,144,854

Investor Contact:
Laura Hansen, Ph.D.
hansen@dnli.com

Media Contact:
Erin Patton
epatton@dnli.com